Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Five Star Bancorp, of our report dated January 29, 2021, relating to the consolidated financial statements of Five Star Bancorp and Subsidiary as of December 31, 2020 and 2019 and for the years then ended, which report appears in the Registration Statement on Form S-1 of Five Star Bancorp (File No. 333-255143).

/s/ Moss Adams LLP

San Francisco, California

May 21, 2021